Exhibit 99.1

Unifi Elects Eva Zlotnicka to the Board of Directors

Greensboro, N.C. August 1, 2018 -- Unifi, Inc. (NYSE: UFI), one of the world's leading innovators in recycled and synthetic yarns, today announced the election of Eva Zlotnicka to the Board of Directors.

Ms. Zlotnicka is a Vice President at ValueAct Capital, a San Francisco-based investment firm with over $15 billion in assets under management.  She has extensive experience in sustainable investing and multinational environmental, social and governance initiatives, with prior professional roles at both Morgan Stanley and UBS Investment Bank. ValueAct Spring Master Fund, L.P. is currently one of Unifi, Inc.’s largest investors.

”I am excited to be a part of Unifi’s sustainability journey, converting billions of plastic bottles into everyday articles, while maintaining a global supply chain that allows for a unique, competitive position for innovative textile solutions,” said Ms. Zlotnicka.

“Eva’s experience in sustainable investing, deep background in environmental and social issues and significant network of like-minded sustainable companies will provide invaluable insights and resources as we expand our REPREVE® offerings around the globe,” said Kevin Hall, Chairman and CEO of Unifi. “We are pleased to welcome Eva to the board.”

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 12 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. Unifi continually innovates to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water repellency and enhanced softness. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

For more information, contact:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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